Exhibit 3.1

AMENDMENT TO THE

SECOND AMENDED AND RESTATED BYLAWS

OF MEDICAL PROPERTIES TRUST, INC.

Article III, Section 3.01 of the Second Amended and Restated Bylaws of Medical Properties Trust, Inc. (the “Bylaws”) is hereby amended as follows:

“SECTION 3.01. Enumeration. The officers of the Corporation shall consist of a President, a Chief Executive Officer, a Secretary and a Treasurer and such other officers, including without limitation a Chairman of the Board, a Chief Operating Officer, a Chief Financial Officer, a Chief Accounting Officer, one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine and, with respect to Vice Presidents (excluding Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries and other officers, as the Chief Executive Officer may also from time to time determine.”

Article III, Section 3.02 of the Bylaws is hereby amended as follows:

“SECTION 3.02. Election And Appointment. At the regular meeting of the Board of Directors following the annual meeting of stockholders, the Board of Directors shall elect the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer and the Secretary. Other officers may be elected by the Board of Directors at such regular meeting of the Board of Directors or at any other regular or special meeting, except that the Chief Executive Officer may from time to time appoint one or more Vice Presidents (excluding Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries or other officers.”

Article III, Section 3.06 of the Bylaws is hereby amended as follows:

“SECTION 3.06. Removal. If the Board of Directors in its judgment finds that the best interests of the Corporation will be served, the Board of Directors may remove any officer by the affirmative vote of a majority of the directors then in office, except that the Chief Executive Officer may also remove any Vice Presidents (excluding Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries or other officers. Such removal shall be without prejudice to the contract rights, if any, of the person so removed.”

Article III, Section 3.07 of the Bylaws is hereby amended as follows:

“SECTION 3.07. Absence Or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer, except that the Chief Executive Officer may also designate another officer to act temporarily in place of any absent or disabled Vice Presidents (excluding Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries or other officers.”

Article III, Section 3.08 of the Bylaws is hereby amended as follows:

“SECTION 3.08. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors, except that the Chief Executive Officer may also fill a vacancy with respect to any Vice Presidents (excluding Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries or other officers.”

Article III, Section 3.16 of the Bylaws is hereby amended as follows:

“SECTION 3.16. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors (or an appropriately designated committee of the Board of Directors) and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation, except that the Chief Executive Officer may also from time to time fix and adjust the salary or other compensation payable to individuals for serving in the following offices: any Vice Presidents (excluding Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers, Assistant Secretaries or other officers.”

Article VI, Section 6.04 of the Bylaws is hereby amended as follows:

“SECTION 6.04. Execution Of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the Chief Executive Officer, the President, any Executive Vice Presidents, or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the Chief Executive Officer may authorize.”